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Melissa McHenry	Bette Jo Rozsa
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FOR IMMEDIATE RELEASE

AEP REPORTS EARNINGS FOR 2008 FOURTH QUARTER, YEAR
•	2008 fourth-quarter earnings: $0.38 per share GAAP, $0.59 per share ongoing
•	2008 full-year earnings: $3.43 per share GAAP, including one-time items; $3.24 per share ongoing
•	Company reaffirms its ongoing earnings guidance range for 2009 of between $3.00 and $3.40 per share

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	4th quarter ended Dec. 31			12 months ended Dec. 31
	2007	2008	Variance	2007	2008	Variance
Revenue ($ in billions)	3.3	3.5	0.2	13.4	14.6	1.2
Earnings ($ in millions):
GAAP	231	152	(79)	1,089	1,380	291
Ongoing	209	237	28	1,199	1,301	102
EPS ($):
GAAP	0.58	0.38	(0.20)	2.73	3.43	0.70
Ongoing	0.52	0.59	0.07	3.00	3.24	0.24
EPS based on 400mm shares in Q4 2007, 404mm in Q4 2008, 399mm in 12 mo. 2007 and 402mm in 12 mo. 2008

COLUMBUS, Ohio, Jan. 29, 2009 – American Electric Power (NYSE: AEP) today reported 2008 year-end earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $1.380 billion, or $3.43 per share. Ongoing earnings (earnings excluding special items) for 2008 were $1.301 billion, or $3.24 per share.

GAAP earnings for fourth-quarter 2008 were $152 million, or $0.38 per share. Ongoing earnings for fourth-quarter 2008 were $237 million, or $0.59 per share.

GAAP earnings for fourth-quarter 2008 were $85 million lower than ongoing earnings primarily as a result of an order issued in November 2008 by the Federal Energy Regulatory Commission (FERC) regarding the affiliate allocation of off-system sales margins under the System Integration Agreement and the AEP West Operating Agreement. The FERC ordered AEP to reallocate off-system sales margins for the period June 2000 to March 2006 and to issue appropriate refunds, with interest, to the AEP West Companies. AEP has filed a request for rehearing with FERC. Pending rehearing, AEP has reallocated off-system sales margins for this time period. The AEP West Companies were required to share a portion of such margins with their customers during this period, and the unfavorable effect on AEP net income due to the AEP West Companies’ provisions for refunds of these margins was $97 million. The remaining difference between GAAP and ongoing earnings of $12 million is due to favorable adjustments to dispositions of discontinued operations.

For the year, GAAP earnings were $79 million higher than ongoing earnings primarily due to a favorable settlement reached with Tractebel Energy Marketing Inc. in January 2008 for $164 million, resolving all litigation regarding a power purchase and sale agreement, partially offset by the FERC order.

A full reconciliation of GAAP earnings to ongoing earnings for the quarter and year is included in tables at the end of this news release.

EARNINGS GUIDANCE

AEP reaffirmed its ongoing guidance range for 2009 of between $3.00 and $3.40 per share. In providing ongoing earnings guidance, there could be differences between ongoing earnings and GAAP earnings for matters such as, but not limited to, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

“Our solid earnings performance for 2008 reflects the significant success we’ve had in working with regulators to put in place new, balanced rate structures that reflect the increased costs of providing service to customers and the investments that we’ve made in our system. We benefited from new rates in five jurisdictions in 2008 and received another balanced rate order from Oklahoma regulators in early 2009. New contracts with municipal and rural electric cooperatives and the full-year benefits of serving a large aluminum producer in Ohio also boosted retail margins for the year,” said Michael G. Morris, AEP chairman, president and chief executive officer.

“We enter 2009 facing significantly more challenging economic conditions than in recent years, but we are confident about our ability to achieve our 2009 earnings target. We are starting to see the impacts of the weakening economy through declining industrial sales and softening residential and commercial demand growth, and we expect that trend to continue as the impact of the economic downturn spreads more widely. We also saw a decline in power prices in the fourth quarter, due to lower natural gas prices and the weakening economy. We have prepared for these ongoing challenges by monitoring cash flow, holding operations and maintenance expenses relatively flat and reducing our 2009 planned capital investments by $750 million. Our ability to adjust our plan, either up or down, is a key strength as economic conditions continue to evolve. After the decision on our filing in Ohio, we’ll evaluate our capital investment and financing plans for the year and provide more focused earnings guidance within our current range,” Morris said.

SUMMARY ONGOING RESULTS BY SEGMENT
$ in millions except EPS

	Q4 07	Q4 08	Variance	12 mo. 07	12 mo. 08	Variance
Utility Operations	152	182	30	1,086	1,212	126
Ongoing EPS	0.38	0.45	0.07	2.72	3.02	0.30
AEP River Operations	21	34	13	61	55	(6)
Ongoing EPS	0.05	0.09	0.04	0.15	0.14	(0.01)
Generation and Marketing	20	22	2	37	65	28
Ongoing EPS	0.05	0.05	0.00	0.09	0.16	0.07
All Other	16	(1)	(17)	15	(31)	(46)
Ongoing EPS	0.04	0.00	(0.04)	0.04	(0.08)	(0.12)
Ongoing Earnings	209	237	28	1,199	1,301	102
Ongoing EPS	0.52	0.59	0.07	3.00	3.24	0.24
EPS based on 400mm shares in Q4 2007, 404mm in Q4 2008, 399mm in 12 mo. 2007 and 402mm in 12 mo. 2008

Ongoing earnings from Utility Operations increased by $30 million during fourth-quarter 2008 compared with fourth-quarter 2007. Higher margins from retail sales, including favorable rate changes and lower operating and maintenance expenses, were mostly offset by lower margins on off-system sales.

For the 12-month period, ongoing earnings from Utility Operations increased by $126 million from the same period in 2007 because of higher retail sales reflecting favorable retail rate changes, increases in transmission and other margins, lower amortization expense and increased carrying-cost income. These improvements were partially offset by lower off-system sales; lower margins in Ohio due to higher fuel costs; and higher expenses, including increased operation and maintenance expenses and higher interest expense, primarily due to an increase in long-term debt.

 AEP’s River Operations results were higher during the fourth quarter of 2008 than the same period in the prior year due to stronger freight rates. Increased demand driven by seasonal shipments of grain, road salt and fertilizer put pressure on barge supply and drove freight rates higher. Freight rates on contract business also increased in the fourth quarter due to significantly higher third-quarter fuel prices. These favorable items were partially offset by increases in higher operating expenses, including port costs and wage increases. Results for the full year 2008 were lower than those in 2007 due to poor operating conditions caused by flooding on various inland waterways throughout 2008 and rising diesel fuel prices, primarily during the first three quarters of 2008, when fuel prices increased faster than could be recovered by fuel escalation clauses or spot market rates. A major river closure as the result of an oil spill in New Orleans limited ship arrivals and departures in late July and August, and the impact of Hurricanes Gustav and Ike further disrupted operations in the Gulf and caused severe flooding on the Mississippi and Illinois rivers.

Generation and Marketing, which includes AEP’s non-regulated generating, marketing and risk management activities, primarily in the Electric Reliability Council of Texas (ERCOT), increased to $22 million in fourth-quarter 2008 from $20 million during the same period in 2007, and for the year, results increased to $65 million in 2008 from $37 million in 2007 primarily due to higher gross margins from marketing activities and increased gross margins due to improved price realizations, plant performance and hedging activities from its share of the Oklaunion Power Station.

All Other, which includes the Parent Company and other investments, was lower in the fourth quarter of 2008 compared with the fourth quarter of 2007 primarily due to favorable tax adjustments booked in 2007. For the year 2008 compared with 2007, results were lower primarily due to higher interest expense at the Parent and the favorable tax adjustments booked during the fourth quarter of the prior year.

ONGOING RESULTS FROM UTILITY OPERATIONS
$ in millions except EPS
	Q4 07	Q4 08	Variance	12 mo. 07	12 mo. 08	Variance
East Regulated Integrated Utilities	562	657	95	2,154	2,278	124
Ohio Companies	568	607	39	2,410	2,431	21
West Regulated Integrated Utilities	230	237	7	994	1,057	63
Texas Wires	133	127	(6)	529	537	8
Off-System Sales	177	59	(118)	890	845	(45)
Transmission Revenue - 3rd Party	71	82	11	296	329	33
Other Operating Revenue	130	130	0	544	569	25
Utility Gross Margin	1,871	1,899	28	7,817	8,046	229
Operations & Maintenance	(957)	(933)	24	(3,326)	(3,368)	(42)
Depreciation & Amortization	(361)	(351)	10	(1,483)	(1,450)	33
Taxes Other Than Income Taxes	(188)	(180)	8	(748)	(749)	(1)
Interest Expense & Preferred Dividend	(191)	(219)	(28)	(790)	(872)	(82)
Other Income & Deductions	31	34	3	124	172	48
Income Taxes	(53)	(68)	(15)	(508)	(567)	(59)
Utility Operations Ongoing Earnings	152	182	30	1,086	1,212	126
Ongoing EPS	0.38	0.45	0.07	2.72	3.02	0.30
EPS based on 400mm shares in Q4 2007, 404mm in Q4 2008, 399mm in 12 mo. 2007 and 402mm in 12 mo. 2008

Retail Sales – Results for fourth-quarter 2008 were higher than those in the same period in 2007 primarily due to rate increases and lower sharing of off-system sales margins with customers, partially offset by lower margins in Ohio, due to higher fuel costs. Fourth-quarter heating degree days were 11 percent higher than normal and 22 percent higher than in the same period last year in AEP’s Eastern service territory and 5 percent higher than normal and 10 percent higher than in last year’s fourth quarter in AEP’s Western service territory.

For 2008 compared with 2007, retail margins were higher due to rate increases in the Ohio Companies and in AEP’s utilities in Virginia, Indiana, Oklahoma and Texas. Sales to municipal and cooperative customers also added to the positive results, as did the full-year effect of the addition of a large industrial customer in Ohio. Lower margins in Ohio due to higher fuel costs and the impact of unfavorable weather somewhat offset the favorable year-over-year increase. Although heating degree days were up during the fourth quarter, cooling degree days for the year were 5 percent lower compared to normal and 26 percent below last year in the AEP’s Eastern service territory. In the West, cooling degree days were 7 percent below normal and 10 percent below last year. The effect of the unfavorable weather reduced margins by approximately $65 million from the prior year.

Off-System Sales – Gross margins from Off-System Sales for the fourth quarter of 2008 were lower compared with the fourth quarter of 2007 primarily due to lower volumes and higher fuel costs. For the year 2008, results were impacted by fourth-quarter results as well as reduced margins on trading activities compared with 2007.

Transmission Revenues – 3rd Party – Transmission revenues were higher for both periods in 2008 compared with 2007 primarily due to higher PJM Interconnection, ERCOT and Southwest Power Pool (SPP) revenues. Revenues increased $11 million during fourth-quarter 2008 compared with fourth-quarter 2007 and increased $33 million for the year 2008 compared with 2007 primarily due to increased rates in the SPP region.

Other Operating Revenue – Other operating revenues were higher during 2008 as compared to 2007 primarily due to higher pole attachment rental revenue and other customer service fees.

Operations & Maintenance Expense – Operation and Maintenance expense decreased $24 million during fourth-quarter 2008 compared with the same period in 2007 primarily due to lower distribution expense and decreased administrative and general expenses, partially offset by increases in steam production, transmission expenses and other operating expenses. The decreased distribution expense was the result of ice storm expenses incurred during December 2007 in Oklahoma. For the year, 2008 expenses increased $42 million over 2007 due to higher production, transmission, customer accounts and other operating expenses, partially offset by lower distribution expense and lower administrative and general expenses. The annual decrease in distribution expense was due to the ice storm expenses incurred during January and December 2007 in Oklahoma and the subsequent reversal of these expenses in 2008 after cost-recovery approval from the Oklahoma Corporation Commission.

Depreciation & Amortization – Amortization expenses were lower in 2008 than in 2007 for both the fourth-quarter and year-to-date periods primarily due to the December 2007 cessation of the amortization of regulatory assets at the Ohio Companies, somewhat offset by increased environmental and reliability amortizations in Virginia. The lower amortization expenses were somewhat offset by higher depreciation expense due to higher depreciable property balances.

Interest Expense & Preferred Dividends – The increase in Interest Expense for fourth-quarter and year 2008 over the same periods in 2007 is primarily because of increased long-term debt borrowings and higher interest rates on variable-rate debt.

Other Income & Deductions – The increase in Other Income & Deductions for the year 2008 compared with 2007 is primarily because of interest income related to a claim for a federal tax refund and higher carrying-cost income. These increases were partially offset by the cessation of the earnings-sharing payments received from Centrica. The final payment was received in 2007 from a multi-year earnings-sharing agreement established when AEP sold its Texas retail electricity providers to Centrica.

WEBCAST

American Electric Power’s quarterly conference call with financial analysts will be broadcast live over the Internet at 10 a.m. EST today at http://www.aep.com/go/webcasts. The webcast will include audio of the conference call and visuals of charts and graphics referred to by AEP management during the call. The charts and graphics will be available for download at http://www.aep.com/go/webcasts .

The call will be archived on http://www.aep.com/go/webcasts for those unable to listen during the live webcast. Archived calls also are available as podcasts.

Minimum requirements to listen to broadcast: The Windows Media Player software, free from http://windowsmedia.com/download, and at least a 56Kbps connection to the Internet.
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American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP ranks among the nation’s largest generators of electricity, owning more than 38,000 megawatts of generating capacity in the U.S. AEP also owns the nation’s largest electricity transmission system, a nearly 39,000-mile network that includes more 765-kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP’s transmission system directly or indirectly serves about 10 percent of the electricity demand in the Eastern Interconnection, the interconnected transmission system that covers 38 eastern and central U.S. states and eastern Canada, and approximately 11 percent of the electricity demand in ERCOT, the transmission system that covers much of Texas. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP’s headquarters are in Columbus, Ohio.
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AEP’s earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission. AEP’s management believes that the company’s ongoing earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide a more meaningful representation of the company’s performance. AEP uses ongoing earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses ongoing earnings data internally to measure performance against budget and to report to AEP’s board of directors.
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This report made by American Electric Power and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: electric load and customer growth; weather conditions, including storms; available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters; availability of generating capacity and the performance of AEP’s generating plants; AEP’s ability to recover regulatory assets and stranded costs in connection with deregulation; AEP’s ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; AEP’s ability to build or acquire generating capacity (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs (including the costs of projects that are canceled) through applicable rate cases or competitive rates; new legislation, litigation and government regulation, including requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance); resolution of litigation (including disputes arising from the bankruptcy of Enron Corp. and related matters); AEP’s ability to constrain operation and maintenance costs; the economic climate and growth or contraction in AEP’s service territory and changes in market demand and demographic patterns; inflationary and interest rate trends; volatility in the financial markets, particularly developments affecting the availability of capital on reasonable terms and developments impacting AEP’s ability to refinance existing debt at attractive rates; AEP’s ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas and other energy-related commodities; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading markets; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas, coal, nuclear fuel and other energy-related commodities; changes in utility regulation, including the implementation of the recently passed utility law in Ohio and the allocation of costs within regional transmission organizations; accounting pronouncements periodically issued by accounting standard-setting bodies; the impact of volatility in the capital markets on the value of the investments held by AEP’s pension, other postretirement benefit plans and nuclear decommissioning trust and the impact on future funding requirements; prices for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation; and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.

American Electric Power
Financial Results for 4th Quarter 2008 Actual vs 4th Quarter 2007 Actual

		2007 Actual		2008 Actual
		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	East Regulated Integrated Utilities	562		657
2	Ohio Companies	568		607
3	West Regulated Integrated Utilities	230		237
4	Texas Wires	133		127
5	Off-System Sales	177		59
6	Transmission Revenue - 3rd Party	71		82
7	Other Operating Revenue	130		130
8	Utility Gross Margin	1,871		1,899

9	Operations & Maintenance	(957)		(933)
10	Depreciation & Amortization	(361)		(351)
11	Taxes Other than Income Taxes	(188)		(180)
12	Interest Exp & Preferred Dividend	(191)		(219)
13	Other Income & Deductions	31		34
14	Income Taxes	(53)		(68)
15	Utility Operations On-Going Earnings	152	0.38	182	0.45

	NON-UTILITY OPERATIONS:
16	AEP River Operations	21	0.05	34	0.09
17	Generation & Marketing	20	0.05	22	0.05

18	Parent & Other On-Going Earnings	16	0.04	(1)	-

19	ON-GOING EARNINGS	209	0.52	237	0.59

Note: For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power
Financial Results for the 4th Quarter 2008
Reconciliation of On-going to Reported Earnings

	2008
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

On-going Earnings	182	34	22	(1)	237	$0.59

Dispositions:
Gain on Sale of UK Operations	-	-	-	12	12	$0.03

Other
FERC ruling on Allocation of Off-system Sales Margins (SIA)	(97)	-	-	-	(97)	$(0.24)

Total Special Items	(97)	-	-	12	(85)	$(0.21)

Reported Earnings	85	34	22	11	152	$0.38

Financial Results for the 4th Quarter 2007
Reconciliation of On-going to Reported Earnings

	2007
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

On-going Earnings	152	21	20	16	209	$0.52

Dispositions:
Gain on Sale of UK Operations	-	-	-	18	18	$0.05
Gain on Sale of Sweeny Plant	-	-	30	-	30	$0.08
Gain on Sale of Seeboard	-	-	-	4	4	$0.01
Bank of America / HPL gas storage reservoir	-	-	-	(30)	(30)	$(0.08)

Total Special Items	-	-	30	(8)	22	$0.06

Reported Earnings	152	21	50	8	231	$0.58

American Electric Power
Summary of Selected Sales Data
For Domestic Operations
(Data based on preliminary, unaudited results)

	3 Months Ended December 31,
	2007	2008	Change

ENERGY & DELIVERY SUMMARY
Retail - Domestic Electric (in millions of kWh):
Residential	11,161	11,927	6.9%
Commercial	9,795	9,829	0.3%
Industrial	14,456	13,999	-3.2%
Miscellaneous	633	586	-7.4%
Total Domestic Retail (a)	36,045	36,341	0.8%

Wholesale - Domestic Electric (in millions of kWh): (b)	11,269	7,101	-37.0%

Texas Wires Delivery (in millions of kWh):	6,385	6,159	-3.5%

EAST REGION WEATHER SUMMARY (in degree days):
Actual - Heating (c)	973	1,188	22.1%
- Cooling (d)	77	12	-84.4%
Normal - Heating (c)		1,068	11.2	% *
- Cooling (d)		17	-29.4	% *

PSO/SWEPCo WEATHER SUMMARY (in degree days):
Actual - Heating (c)	565	624	10.4%
- Cooling (d)	160	60	-62.5%
Normal - Heating (c)		594	5.1	% *
- Cooling (d)		99	-39.4	% *

*  2008 Actual vs. Normal

(a) The energy summary represents load supplied by AEP.
 Delivery of energy by Texas Wires supplied by others is not included.

(b) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and
 Other Wholesale Customers.

(c) Heating Degree Days temperature base is 55 degrees

(d) Cooling Degree Days temperature base is 65 degrees

American Electric Power
Financial Results for YTD December 2008 Actual vs YTD December 2007 Actual

		2007 Actual		2008 Actual
		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	East Regulated Integrated Utilities	2,154		2,278
2	Ohio Companies	2,410		2,431
3	West Regulated Integrated Utilities	994		1,057
4	Texas Wires	529		537
5	Off-System Sales	890		845
6	Transmission Revenue - 3rd Party	296		329
7	Other Operating Revenue	544		569
8	Utility Gross Margin	7,817		8,046

9	Operations & Maintenance	(3,326)		(3,368)
10	Depreciation & Amortization	(1,483)		(1,450)
11	Taxes Other than Income Taxes	(748)		(749)
12	Interest Exp & Preferred Dividend	(790)		(872)
13	Other Income & Deductions	124		172
14	Income Taxes	(508)		(567)
15	Utility Operations On-Going Earnings	1,086	2.72	1,212	3.02

	NON-UTILITY OPERATIONS:
16	AEP River Operations	61	0.15	55	0.14
17	Generation & Marketing	37	0.09	65	0.16

18	Parent & Other On-Going Earnings	15	0.04	(31)	(0.08)

19	ON-GOING EARNINGS	1,199	3.00	1,301	3.24

Note: For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power

Financial Results for Year-to-Date 2008
Reconciliation of On-going to Reported Earnings

	2008
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

On-going Earnings	1,212	55	65	(31)	1,301	$3.24

Dispositions:
Tractebel Settlement	-	-	-	164	164	$0.40
Gain on Sale of UK Operations	-	-	-	12	12	$0.03

Other
FERC ruling on Allocation of Off-system Sales Margins (SIA)	(97)	-	-	-	(97)	$(0.24)

Total Special Items	(97)	-	-	176	79	$0.19

Reported Earnings	1,115	55	65	145	1,380	$3.43

Financial Results for Year-to-Date 2007
Reconciliation of On-going to Reported Earnings

	2007
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

On-going Earnings	1,086	61	37	15	1,199	$3.00

Dispositions:
Gain on Sale of UK Operations	-	-	-	20	20	$0.05
Gain on Sale of Sweeny Plant	-	-	30	-	30	$0.08
Bank of America / HPL gas storage reservoir	-	-	-	(30)	(30)	$(0.07)
Gain on Sale of Seeboard	-	-	-	4	4	$0.01

Other
Virginia Re-Regulation SFAS 71	(79)	-	-	-	(79)	$(0.20)
New Source Review	(55)	-	-	-	(55)	$(0.14)

Total Special Items	(134)	-	30	(6)	(110)	$(0.27)

Reported Earnings	952	61	67	9	1,089	$2.73

American Electric Power
Summary of Selected Sales Data
For Domestic Operations
(Data based on preliminary, unaudited results)

	12 Months Ended December 31,
	2007	2008	Change

ENERGY & DELIVERY SUMMARY
Retail - Domestic Electric (in millions of kWh):
Residential	49,176	49,011	-0.3%
Commercial	40,545	40,078	-1.2%
Industrial	57,566	58,170	1.0%
Miscellaneous	2,565	2,501	-2.5%
Total Domestic Retail (a)	149,852	149,760	-0.1%

Wholesale - Domestic Electric (in millions of kWh): (b)	42,917	42,830	-0.2%

Texas Wires Delivery (in millions of kWh):	26,682	27,075	1.5%

EAST REGION WEATHER SUMMARY (in degree days):
Actual - Heating (c)	3,014	3,148	4.4%
- Cooling (d)	1,266	936	-26.1%
Normal - Heating (c)		3,018	4.3	% *
- Cooling (d)		986	-5.1	% *

PSO/SWEPCo WEATHER SUMMARY (in degree days):
Actual - Heating (c)	1,559	1,613	3.5%
- Cooling (d)	2,244	2,011	-10.4%
Normal - Heating (c)		1,561	3.3	% *
- Cooling (d)		2,173	-7.5	% *

*  2008 Actual vs. Normal

(a) The energy summary represents load supplied by AEP.  Delivery of energy by Texas Wires supplied by others is not included.

(b) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

(c) Heating Degree Days temperature base is 55 degrees

(d) Cooling Degree Days temperature base is 65 degrees